Exhibit 15.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-224737, No. 333-210561 and No. 333-200834) and Form F-3 (No. 333-254680)) of Aeterna Zentaris Inc. of our report dated March 24, 2021 (except for adjustments to reflect the reverse stock split as described in Note 16, for which the date is March 22, 2023) relating to the consolidated financial statements, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

March 22, 2023

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215, www.pwc.com/ca

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.